Exhibit 10.2

[…] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED PATENT LICENSING MASTER AGREEMENT

(QUEEN PATENTS)

This AMENDED AND RESTATED PATENT LICENSING MASTER AGREEMENT (this “Agreement”) is entered into as of July 27, 2009 (the “Effective Date”) by and between PDL BioPharma, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 932 Southwood Boulevard, Incline Village, Nevada 89451 (hereinafter referred to as “PDL”), and Genentech, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 1 DNA Way, South San Francisco, California 94080 (hereinafter referred to as “GNE”).

RECITALS

WHEREAS, PDL has exclusive rights to certain patents designated as the Queen patents;

WHEREAS, GNE desires to obtain certain nonexclusive license rights under the Queen patents for the development, manufacture and commercialization of antibody products directed against antigens under the terms and conditions set forth below;

WHEREAS, PDL and GNE previously entered into a Patent Licensing Master Agreement, dated September 25, 1998 (the “Original Effective Date”) as amended by Amendment No. 1 on September 18, 2003 and by Amendment No. 2 on December 18, 2003, which provided certain rights to GNE to obtain licenses to PDL’s Queen Patents and certain rights to PDL to obtain licenses to GNE’s Cabilly Patents (the “Original PLMA”);

WHEREAS, on December 17, 2008 PDL transferred, contributed, assigned and conveyed to Facet Biotech Corporation (“Facet”), which was then a wholly-owned subsidiary of PDL, certain biotechnology operations related assets, and Facet accepted and assumed from PDL certain biotechnology operations related liabilities, and thereafter PDL spun-off Facet as a separate company independent from PDL (the “Spin-off”);

WHEREAS, in connection with the Spin-off, PDL agreed to transfer, assign and convey to Facet, and Facet agreed to accept and assume the Cabilly-related rights and obligations under the Original PLMA; and

WHEREAS, in view of the foregoing, PDL and GNE now wish to amend the Original PLMA and separate the Original PLMA, as amended, to facilitate the transfer, assignment and conveyance to Facet of the Cabilly-related rights and obligations under the Original PLMA, as amended, as set forth in a separate agreement dated as of the date hereof (the “Cabilly Agreement”), while PDL retains the Queen-related rights and obligations under the Original PLMA, as amended, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. References to this “Agreement” include the Exhibits. For the purposes of this Agreement the following words and phrases shall have the following meanings:

1.1    “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity. Notwithstanding the foregoing, for purposes of this Agreement, Roche Holdings, Inc. and its affiliates (other than GNE and its subsidiaries) shall not be deemed Affiliates of GNE unless and until GNE opts to include Roche Holdings, Inc. or such an affiliate as an Affiliate of GNE by giving written notice to PDL. For purposes of this Agreement, “Roche” shall mean Roche Holdings, Inc. together with its affiliated companies (other than GNE and its subsidiaries).

1.2    “Antibody” means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but a separate license shall be required for the antigen involved for each arm of a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab’)2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety. The term “Antibody” shall include any and all such constructs directed against any particular Antigen.

1.3    “Antigen” means a target molecule, usually a protein, to which an Antibody specifically binds and includes all epitopes on that target molecule.

1.4    “Europe” means the European Patent Convention Member Countries, including any successor organization and any additional countries that may join such organization from time to time during the term of this Agreement.

1.5    “GNE Antigen Extension Fee” means the fee defined in Section 3.4(a).

1.6    “GNE Double Up Fee” means the fee defined in Section 3.4(b).

1.7    “GNE Licensed Product” means an Antibody with respect to which GNE has either significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, one or more claims of a PDL Licensed Patent which have neither expired nor have been disclaimed nor have been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

1.8    “GNE Named Antigen(s)” means the following Antigens: […].

1.9    “GNE ROW Net Sales” means Net Sales (as such term is defined under the form PDL License Agreement) of GNE Licensed Product(s) other than GNE US Net Sales.

1.10    “GNE US Net Sales” means Net Sales (as such term is defined under the form PDL License Agreement) of GNE Licensed Products(s) made, imported, used, offered for sale or sold in the United States.

1.11    “Opposition Proceedings” means the legal proceedings at the European Patent Office (“EPO”) initiated against EP patent 451,216B1 and terminating at the decision (oral and/or written) rendered by the Opposition Division (“OD”) of the EPO, but excluding any proceedings resulting from the filing of an appeal to the OD’s decision.

1.12    “PDL License Agreement(s)” means the form of PDL License Agreement attached as Exhibit A.

1.13    “PDL Licensed Patents” means the patents and patent applications identified on Exhibit B and including any applications filed as of the Original Effective Date in the United States or any foreign jurisdiction. Licensed Patents shall include U.S. or foreign patents or patent applications which claim priority to any application to which a listed U.S. patent also claims priority. PDL Licensed Patents shall also include any foreign equivalents, addition, continuation, continuation-in-part or division of such patents or patent applications or any substitute applications therefor, any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent. Attached hereto as Exhibit B is a list of patents and patent applications that PDL in good faith believes represents PDL Licensed Patents as of the Original Effective Date.

1.14    “PDL Named Antigen(s)” means the following Antigens: […].

2.	GNE’S RIGHTS TO LICENSES

2.1    Election. Subject to the terms and conditions of this Agreement and in partial consideration of the rights granted to PDL in Section 5 of the Original Agreement and in Section 2 of the Cabilly Agreement, PDL hereby grants to GNE (a) through the period and subject to the limitation on the number of Antigens provided in Section 2.2, the right to receive for each Antigen designated by GNE, a nonexclusive, worldwide (except as provided in Section 3.2(a)(ii)) license under the PDL Licensed Patents to make, have made, use, import, offer to sell and sell Antibodies pursuant to a PDL License Agreement. This right shall not extend to the PDL Named Antigens. The rights of GNE under the PDL License Agreements shall include the right to grant sublicenses for Antibodies in accordance with the terms of the applicable PDL License Agreement. Each license elected by GNE hereunder shall be pursuant to a separate PDL License Agreement and effective as of the date of execution by both parties.

2.2 Number	of Licensed Antigens; Term of Rights.

(a)    Limit on Number of Antigens. Except as provided in Section 2.2(c), GNE’s right to obtain licenses pursuant to Section 2.1 may be exercised for Antibodies directed against a maximum total of six (6) Antigens. As of the Effective Date, GNE has already exercised licenses with respect to the following Antigens: […].

(b)    Expiration of Rights to Elect. Except as provided in Section 2.2(c), GNE’s right to obtain licenses pursuant to Section 2.1 shall expire on […]; provided that GNE may elect to extend the expiration period for each license right under Section 2.1 not exercised by […] for an additional […] year period by written notice and payment of the GNE Antigen Extension Fee to PDL prior to […] as provided in Section 3.4(a). On December 22, 2008, GNE notified PDL of its election to extend the expiration period under this Section 2.2(b) until […] for such license right for […] Antigens and paid PDL the applicable GNE Antigen Extension Fee.

(c)    Double Up Right. Upon written notice to PDL and payment of the GNE Double Up Fee at any time prior to […], GNE may elect a minimum of three (3) and up to a maximum of […] additional Antigens, at GNE’s discretion, under Section 2.1 for a period of […] years following the date of such notice; provided that rights to elect licenses with respect to the first […] Antigens shall expire as of […] unless otherwise extended pursuant Section 2.2(b). On December 22, 2008, GNE notified PDL of its election under this Section 2.2(c) of an additional […] Antigens and paid PDL the applicable GNE Double Up Fee. Notwithstanding anything to the contrary in this Section 2.2(c), GNE’s right to elect licenses to an additional […] Antigens under this Section 2.2(c) shall expire […].

2.3 Procedure	for Exercise of License Rights.

GNE shall provide PDL with written notice identifying the Antigen for which GNE desires to enter into a PDL License Agreement pursuant to the provisions of Section 2.1. Such written notice shall occur no later than ten (10) days following first regulatory approval of a product incorporating an Antibody directed against the relevant Antigen. Within fifteen (15) business days of the written notice, GNE shall pay the applicable License Exercise Fee specified in Section 3.2(a). PDL shall promptly review and respond in writing to the request by GNE for a license within ten (10) business days of receipt of the written request. PDL may deny GNE’s request for a license grant only if PDL has previously granted an exclusive or co-exclusive license or an unexpired option for an exclusive or co-exclusive license with respect to Antibodies to the identical Antigen or is then actively engaged in bona fide negotiations for such an exclusive or co-exclusive license or option for an exclusive or co-exclusive license; provided, however, that with respect to each of the GNE Named Antigens and […], PDL shall provide GNE written notice prior to entering into an exclusive or co-exclusive license or option with any third party with respect to that GNE Named Antigen or […] and shall permit GNE the opportunity to exercise its rights under Section 2.1 for a period not to exceed fifteen (15) days for a license for such GNE Named Antigen or […] prior to the conclusion of an agreement with such third party for such a license or option. In the event that PDL denies GNE’s request, as set forth herein, for a PDL License Agreement, GNE’s right under Section 2.1 shall not be considered exercised. If PDL affirms GNE’s request or has not responded within ten (10) business days of receipt of GNE’s request under this Section 2.3(b), then GNE and PDL shall enter into a PDL License Agreement with respect to the Antigen. For the avoidance of doubt, if GNE has not given PDL notice of its desire to enter into a PDL License Agreement with respect to an Antigen within ten (10) days after first regulatory approval of a product incorporating an Antibody directed against such Antigen, GNE shall no longer have the right to exercise a PDL License Agreement with respect to such Antibody under this Agreement, but GNE shall retain the right to exercise a PDL License Agreement with respect to a different Antibody directed at such Antigen. If, after GNE has exercised its license rights with respect to a particular Antigen and has entered into a PDL License Agreement pursuant to Section 2.1, GNE later has another product incorporating an Antibody that is directed against the same Antigen, then GNE must provide an additional written notice that such product is a GNE Licensed Product no later than ten (10) days following regulatory approval of such other product.

3. GNE’S	PAYMENTS

3.1    Initial Fees. PDL acknowledges that within ten (10) days of the Original Effective Date, GNE paid to PDL an initial nonrefundable, noncreditable fee of Six Million Dollars ($6,000,000) for the right to obtain nonexclusive licenses pursuant to Section 2.1. In recognition of the value of the license rights hereunder attributable to Licensed Products that have received regulatory approval, the parties agreed that Five Million Dollars ($5,000,000) of the Six Million Dollars ($6,000,000) paid under this Section 3.1 would be considered payment attributable to the first license hereunder.

3.2 License	Exercise Fees.

(a)    License Exercise Fee. Within fifteen (15) business days after the delivery of a written notice to PDL for a nonexclusive license for Antibodies for one (1) Antigen under Section 2.1. GNE shall pay to PDL an exercise fee (“GNE License Exercise Fee”) of either:

(i)    One Million Dollars ($1,000,000) […]

provided further that such amounts shall be increased annually beginning January 1, 1999 and on each January 1 thereafter by an amount equal to the Consumer Price Index-U (or its successor) published by the U.S. Bureau of Labor Statistics (“CPI-U”) for the prior year. All adjustments hereunder shall be payable within fifteen (15) days of the publication of the CPI-U for the applicable year. GNE shall be entitled to deduct from the applicable GNE License Exercise Fee paid to PDL any amounts not previously credited and subject to credit under Section 3.2(b). All such deductions shall be documented with any payments made hereunder.

(b)    Credits. […]

3.3    Annual Maintenance Fees. Each PDL License Agreement shall provide for the payment to PDL of an annual maintenance fee beginning on the […] anniversary of each PDL License Agreement of either:

(a)    […]

(b)    […]

The PDL License Agreement shall further provide that annual maintenance fees shall be […] against royalties payable in the year with respect to which such annual maintenance fee is paid.

3.4 GNE	Antigen Extension Fee; GNE Double Up Fee

(a)    GNE Antigen Extension Fee. Concurrent with the delivery of the written notice of election to extend the expiration period of an exercise right under Section 2.2(b), GNE shall pay to PDL for each Antigen with respect to which GNE desires to extend such exercise period, a nonrefundable, noncreditable extension fee of […].

(b)    GNE Double Up Fee. Concurrent with the delivery of the written notice of election of the “double up” right under Section 2.2(c), GNE shall pay to PDL for each additional Antigen under Section 2.2(c), a nonrefundable, noncreditable fee of […] (the “GNE Double Up Fee”).

4.	GNE’S ROYALTIES

4.1 Royalty	Rates.

(a)    GNE ROW Net Sales. GNE will pay royalties to PDL under each executed PDL License Agreement (including the Herceptin License Agreement), notwithstanding any provision of such PDL License Agreement to the contrary, at the rate of three percent (3%) of GNE ROW Net Sales by GNE, its Affiliates and sublicensees and Roche of each GNE Licensed Product. Royalties for any GNE ROW Net Sales of any GNE Licensed Product sold prior to the effective date of such PDL License Agreement shall be paid in the first royalty payment under such PDL License Agreement.

(b)    GNE US Net Sales. GNE will pay royalties to PDL under each executed PDL License Agreement (including the Herceptin License Agreement), notwithstanding any provision of such PDL License Agreement to the contrary, on total annual GNE US Net Sales by GNE, its Affiliates and sublicensees and Roche for all GNE Licensed Product(s) at the following rates:

Total Annual GNE US Net Sales For All GNE Licensed Products	Royalty Rate
First $1.5 billion	3.0%
Next $1.0 billion (from $1.5 billion through $2.5 billion)	2.5%
Next $1.5 billion (from $2.5 billion through $4.0 billion)	2.0%
Total amounts over $4.0 billion	1.0%

Such total annual GNE US Net Sales shall be calculated on a calendar year basis. Royalties for any GNE US Net Sales of any GNE Licensed Product sold prior to the effective date of such PDL License Agreement shall be paid in the first royalty payment under such PDL License Agreement, and shall be included in the total annual GNE US Net Sales for the calendar year in which such GNE US Net Sales occur.

(c)    In the case of a GNE Licensed Product that is a bispecific antibody, to the extent a license is required under the PDL Licensed Patents, each arm of such bispecific antibody shall require a separate license, provided that even if two licenses are required, the bispecific antibody shall be considered one GNE Licensed Product and bear the royalty applicable to one GNE Licensed Product. For example, if two licenses are required for a GNE Licensed Product that is a bispecific antibody that generates GNE ROW Net Sales, the royalty due on such sales of such GNE Licensed Product, even if two licenses are required, shall be three percent (3%) of GNE ROW Net Sales by GNE, its Affiliates and sublicensees and Roche.

4.2    Royalties to Third Parties. GNE acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, use and sale of any products licensed under the PDL License Agreements, and that GNE shall be responsible for any royalties and other payments with respect to those license rights. In no event shall GNE have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to PDL under the PDL License Agreements.

5.	REPRESENTATIONS, DISCLAIMERS

5.1    Representations of PDL. PDL represents and warrants to GNE that:

(a)    The execution, delivery and performance of this Agreement by PDL will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which PDL is a party or by which it is bound, or to PDL’s knowledge, violate any statute, rule or governmental regulation applicable to PDL.

(b)    PDL has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)    The PDL Licensed Patents constitute all of the patents and patent applications owned by PDL as of the Original Effective Date which relate generally to the humanization of antibodies.

5.2    Representations of GNE. GNE represents and warrants to PDL that:

(a)    The execution, delivery and performance of this Agreement by GNE will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which GNE is a party or by which it is bound, or to GNE’s knowledge, violate any statute, rule or governmental regulation applicable to GNE.

(b)    GNE has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

5.3    No Warranty of Validity, Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by GNE as to the validity or scope of any GNE Licensed Patents; or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any PDL License Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

5.4    Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 5.1 AND 5.2 ABOVE, NEITHER PDL NOR GNE MAKE TO THE OTHER ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. FURTHER, PDL DOES NOT MAKE TO GNE ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT PRACTICE UNDER THE PDL LICENSED PATENTS UNDER A PDL LICENSE AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

6.	CONFIDENTIALITY; DISCLOSURE

6.1    Prior Agreement. This Agreement supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the treatment of confidential information, including without limitation the Original PLMA and that certain Confidentiality Agreement entered into between PDL and GNE as of September 4, 1997.

6.2    Confidentiality. During the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, each party shall maintain in confidence all information and materials disclosed by the other party in writing and marked as confidential or disclosed orally or otherwise and which has been denominated in writing by the disclosing party to be confidential within 30 days after such disclosure, including, without limitation, information relating to the PDL Licensed Patents and GNE Licensed Products, and the business plans of the other party, including information provided by either party to the other party prior to the Original Effective Date, and shall not use such trade secrets or proprietary information for any purpose except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party’s activities as contemplated in this Agreement. Each party shall obtain an appropriate enforceable agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such trade secrets or proprietary information for any purpose other than those permitted by this Agreement. GNE may disclose to Roche such trade secrets or proprietary information of PDL (other than any such trade secrets or proprietary information of PDL regarding the validity or enforceability of the PDL Licensed Patents disclosed to GNE during the negotiation of the Settlement Agreement (as defined below)) to facilitate the coordination of business operations between Roche and GNE; provided Roche agrees to hold in confidence and not make use of such trade secrets or proprietary information for any purpose other than those permitted by this Agreement.

6.3    Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (a) either party (the “Recipient”) is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission made with a request for confidential treatment for portions of such material for which such treatment may reasonably be expected to be granted) without first notifying the other party and allowing the other party a reasonable opportunity to seek injunctive relief from the obligation to make such disclosure or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, sublicensees, agents or subcontractors in violation hereof; (ii) the disclosed information was rightfully known by’ the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party, (c) disclosure is made to a government regulatory agency as part of such agency’s biological product license approval process or (d) the amount of royalties paid or received is disclosed in a party’s financial statements or reports.

6.4    Public Disclosure. Except as required by law or regulation, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure. In any event, each party shall be entitled to identify the number of licenses with respect to which a party has exercised its rights hereunder, licensed Antigens if such Antigens have been previously publicly identified, and the number of Antigens with respect to which a party may obtain a license hereunder.

7.	TERM AND TERMINATION

7.1    Term. Unless earlier terminated in accordance with this Article 7, this Agreement shall remain in effect until the expiration of the last PDL License Agreement.

7.2    Default. If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Agreement, the party not in default may provide notice of such default to the defaulting party. The provisions for resolution of a default are limited to those set forth in Section 8.6 below.

7.3    Rights and Obligations Upon Termination or Expiration. Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. In addition, the obligations set forth in Articles 6 and 8 shall survive the expiration or termination of this Agreement. Upon termination of this Agreement, each party shall return to the other party any Confidential Information disclosed by the other party under this Agreement.

8.	MISCELLANEOUS

8.1    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either may assign this Agreement without consent to a party which acquires all or substantially all of that portion of the business to which this Agreement pertains, whether by merger, sale of assets or otherwise. A merger or consolidation shall be deemed to constitute an assignment.

8.2    Entire Agreement; Amendment. This Agreement, including Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral, including without limitation the Original PLMA. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.3    Severability. If any provision of this Agreement is declared invalid by any court of competent jurisdiction from which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties.

8.4    Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by express courier or facsimile and confirmed by mailing, as ‘ follows (or at such other address as PDL or GNE shall have furnished to the other in writing) and shall be effective three (3) days business after such mailing:

If to PDL:	PDL BioPharma, Inc. 932 Southwood Blvd. Incline Village, NV 89451 Attention: General Counsel Facsimile number: (775) 832-8501

If to GNE:	Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attention: Corporate Secretary Facsimile number: (650) 225-8654

8.5    Choice of Law. The validity, performance, construction, and effect of this Agreement and any arbitration conducted under Section 8.6 below shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

8.6 Dispute	Resolution.

(a)    Negotiations. Any dispute, controversy or claim arising out of or relating to any provision of this Agreement or a GNE License Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including without limitation, this dispute resolution provision, shall be subject to the procedures set forth in this

Section 8.6. A designated representative of PDL and GNE will meet as reasonably requested by either party to review any dispute, controversy or claim arising out of or relating to any provision of this Agreement or a GNE License Agreement. If the disagreement is not resolved by the designated representatives by mutual agreement within thirty (30) days after a meeting to discuss the disagreement, either party may at any time thereafter provide the other written notice specifying the terms of such disagreement in reasonable detail. Upon receipt of such notice, the chief executive officers of PDL and GNE shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They will discuss the problems and/or negotiate for a period of up to sixty (60) days in an effort to resolve the disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such negotiations, the parties will reasonably cooperate and provide information that is not materially confidential in order that each of the parties may be fully informed with respect to the issues in dispute. The institution of a formal legal proceeding under Section 8.6(a) or (b) to resolve the disagreement may occur by written notice to the other party only after the earlier of: (a) the chief executive officers mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur, or (b) following expiration of the sixty (60) day negotiation period. Participation in the Opposition Proceedings shall not be subject to the provisions of this Section 8.6.

(b)    Arbitration. Subject to Section 8.6(a), any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof, but not including any dispute, controversy or claim concerning the validity of any PDL Licensed Patent, shall be submitted by the parties to arbitration in Santa Clara County, California in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided herein.

If the dispute, controversy or claim concerns the validity of any PDL Licensed Patent, all matters subject to dispute, controversy or claim hereunder shall be removed to Federal District Court as provided in Section 8.6(c).

Any arbitration proceeding hereunder shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one (1) neutral arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of a person who shall devote substantial time to arbitrating within thirty (30) days of such failure. Discovery permitted by the arbitrator shall be pursuant to California Code of Civil Procedure Sections 1283.05 and 1283.1, provided that all discovery shall be completed within sixty (60) days of the appointment of such arbitrator and the decision rendered by such arbitrator shall thereafter be delivered in writing setting forth the basis therefor within thirty (30) days after the completion of discovery. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute but only to the extent necessary to protect either party’s name, proprietary information, trade secrets, know-how or any other similar proprietary rights. If the issues in dispute involve scientific or technical matters related to monoclonal antibody technology, any arbitrator chosen hereunder shall have not less than five (5) years of educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific and/or technical knowledge related to monoclonal antibody technology. If the issues in dispute involve patent matters (other than validity of a PDL Licensed Patent), then such arbitrator shall also be a licensed patent attorney or otherwise knowledgeable about patent law matters and to the extent possible, with monoclonal antibody technology. The decision of the arbitrator shall be in writing and shall set forth the basis therefor. The arbitrator shall have the authority to award such remedies as he or she believes appropriate in the circumstances, including, but not limited to, compensatory damages subject to the Three Percent (3%) royalty maximum set forth herein, consequential and incidental damages, interest, tort damages (but not punitive or similar damages) and specific performance and other equitable relief.

(c)    Patent Validity. Subject to Section 8.6(a), any dispute, controversy or claim (i) which involves the validity of a PDL Licensed Patent issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or adjudicated in Federal District Court, Northern District of the State of California, and (ii) which involves the validity of a PDL Licensed Patent issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country. The prevailing party shall be entitled to recover from the other party, the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with any action or proceeding under this Section 8.6(c).

(d)    Patent infringement of future products. GNE agrees not to object to PDL’s reliance on the stipulation in Section 2.2 of the Settlement Agreement between PDL and GNE dated December 18, 2003 (the “Settlement Agreement”) for purposes of analyzing whether future products constitute GNE Licensed Products; provided, however, GNE shall have the right to rebutt any such reliance with information relating to: (i) any and all differences between future products and the Four Products (as defined in the Settlement Agreement); and (ii) any factual or legal determinations relating to the PDL Licensed Patents after the effective date of the Settlement Agreement (including, but not limited to, orders and judgments resulting from Markman proceedings).

8.7    Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.8    Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.9    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PDL:		GNE:

PDL BioPharma, Inc.		Genentech, Inc.

By:	/s/ Christopher Stone	By:	/s/ Sean Johnston

Name:	Christopher Stone	Name:	Sean Johnston

Title:	VP, General Counsel and Secretary	Title:	Senior Vice President and General Counsel